Exhibit 10.02

[CITI LETTERHEAD]

22 April 2008

PRIVATE & CONFIDENTIAL

Ajaypal Banga

Chief Executive Officer

Citigroup

New York

USA

Dear Mr. Banga:

Global Expatriate Assignment — Letter of Understanding

On behalf of Global Mobility, I am pleased to confirm the terms and conditions relating to your expatriate assignment to Asia Pacific Region including Japan in Hong Kong.  Your assignment is scheduled to commence on 1st May 2008, subject to your obtaining the appropriate work permit/visa approvals.  Citigroup will assist you and your family in obtaining the appropriate documents.

During your expatriate assignment, your salary and benefits will be controlled exclusively by and administered solely under the terms and conditions of the expatriate program. Therefore, you are not eligible for any benefits or salary provided locally in Hong Kong.  However, you will be subject to certain local practices, such as office holiday schedules, and restrictions in certain countries on participation in Citigroup equity compensation and investment programs.

The following is a general summary of the key elements of the expatriate policy and benefit plans that apply to your assignment. Other than in relation to the provisions on duration of assignment and notice (see below), in the event of any inconsistency between the following summary and the applicable policy or plan, the terms and conditions of the applicable policy or plan shall control and govern for the period of your expatriate assignment.

Attached is a preliminary salary worksheet, which will provide you with an estimate of your compensation and allowances under the expatriate program.  Allowances fluctuate based on various conditions, including exchange rates.  Refer to the applicable Expatriate Handbook for details.

DURATION AND REASON FOR ASSIGNMENT

It is anticipated that the length of your assignment to fill a specific need with Asia Pacific Region including Japan as a Chief Executive Officer will not exceed three years, subject to business needs and circumstances in each case, and to the notice provisions set out in this letter below. If your assignment extends beyond three years, during the fourth year, your business in its sole discretion may extend your expatriate assignment or begin to explore other options, including but not limited to, termination of your assignment (see notice provisions below). Citigroup may, on termination of your assignment, at its sole discretion, offer you the opportunity to either become a local employee, repatriate to your original sending country, or take another expatriate assignment in another country.

This letter is not an employment contract or a guarantee to employ you for any definite period of time or at any place at any time.  To the extent legally permissible, your employment at all times is on an “at-will” basis.

SALARY

At the start of your assignment, your annual gross base salary will be US$500,000 and your job level is Chief Executive Officer.

For the duration of your assignment to Asia Pacific Region including Japan in Hong Kong, your salary will be maintained in US Dollars.

You should refer to the Compensation section of the Expatriate Handbook for further information relating to the terms and conditions that apply to your salary and any other discretionary benefits you may be eligible to receive during your expatriate assignment.

Any remuneration received under the terms of this letter will be subject to such deductions as are required by law, as well as any amounts required in accordance with the expatriate remuneration policy (such as hypothetical taxes and housing charges referred to below.)

EXPATRIATE HANDBOOK

All of the benefits and allowances outlined in this letter are subject to certain limits and specific definitions. These explanations of other benefits provided to you during your assignment, and responsibilities associated with your expatriate assignment, are set forth in the applicable Expatriate Handbook, which is available on the GEOS Web site on the Human Resources Intranet. The GEOS Web site address is: http://expatriate.citigroup.net/

In the handbook, you will find guidelines on:

•                  Moving and relocation procedures (shipment of goods, shipment of pets, temporary living, etc.);

•                  Goods and services differential and moving allowance;

•                  Education allowances and assistance for your dependent children;

•                  Home leave (if applicable);

•                  Vacation schedules and procedures;

•                  Automobile assistance (if applicable) and language training;

•                  Pre-assignment medical examinations and check-ups;

•                  Change in family status policies;

•                  Emergency leave and evacuation procedures, should those be necessary; and

•                  Termination of employment or resignation.

You’ll also find a detailed description of Citigroup’s tax equalization and tax protection policies.

HYPOTHETICAL TAX WITHHOLDING AND HYPOTHETICAL HOUSING CHARGES

•                  Actual and Hypothetical Taxes

Citigroup will pay all income taxes to all taxing jurisdictions on total Citigroup compensation paid during your expatriate assignment.  During this same period, Citigroup will deduct hypothetical taxes from your expatriate salary each month.  You are also responsible for hypothetical tax on any Citigroup equity income during your assignment (e.g., stock option exercise gains and the value of stock awards at vesting).  Hypothetical taxes, calculated on your Citigroup compensation, are based on United States income tax.  You will be responsible for all actual taxes due on any non-Citigroup income, but you may be entitled to claim a limited right to tax protection for such income, as more fully explained in the applicable Expatriate Handbook.

The benefits described in the Expatriate Handbook and summarized elsewhere herein, for which you may be eligible as a participant in the expatriate program, including the tax equalization policy, will at all times be subject to the terms of the expatriate program then in effect.  These benefits are broadly designed to limit as far as reasonably possible your out-of-pocket costs for certain living expenses, including income taxes, to what you would have paid had you been an employee under local terms and conditions in your compensation country.  To ensure the fair and equitable administration of these policies, you agree to assume the following responsibilities:

•                  Payment of Tax Obligations to Citigroup

You agree to pay Citigroup any outstanding hypothetical taxes within 30 days of the date of your final tax reconciliation statement for the year (the “Due Date”).  Payments not received by the Due Date will be subject to additional interest charges and penalties.

•                  Filing Tax Returns

You agree to cooperate with PwC in preparing any required income tax returns including providing PwC with any required information in a timely manner and ensuring that it is complete and accurate in all material respects.  You will be liable for any charges, penalties and interest assessed by the taxing authorities as a result of any untimely or inaccurate submissions.

•                  Notice and Right of Offset

If you cannot meet any of these tax related obligations within the time provided, you agree to notify Citigroup in writing as soon as reasonably practicable, fully describing the reasons for your non-compliance.  Depending on the circumstances, Citigroup may, at its discretion, offer you an adjusted payment schedule (but shall be under no obligation to do so).  However, if any amounts due hereunder remain unpaid for 120 days after the Due Date and a re-payment schedule has not been agreed to by you and Citigroup in writing, you hereby consent to the deduction of any such sums owing by you to Citigroup from your salary, any allowances, reimbursements or any other payment or payments due to you from Citigroup or any associated company.  You hereby also agree to make immediate payment of any such sums owed by you to Citigroup or any associated company upon demand.

•                  Hypothetical Housing Charges

Citigroup will deduct a hypothetical housing cost from your expatriate pay each month.  Hypothetical housing costs represent an independent estimate of the average expense of housing in New York for a person at your salary level and family size.  This deduction can change when there is a change in your base salary and also annually based upon survey data provided by an independent consultant.  You agree to this deduction from your pay and acknowledge that it may be less than or may exceed the housing allowance described below, based on housing costs in your assignment location relative to average housing costs in New York.

SPECIFIC EXPATRIATE ASSIGNMENT ALLOWANCES

Listed below are the major expatriate allowances.  Citigroup will pay any taxes due on these allowances.

•                  Housing Allowance

Citigroup will pay a housing and utility allowance designed to cover the cost of housing in your assignment country. This amount is based on your family size (which includes only those who accompany you on assignment) and is limited to an amount determined for your country of assignment. The allowance is subject to periodic reviews and may change based upon survey data provided by an independent consultant. Any rental and utility costs in excess of the country allowance for your family size is your responsibility.

Citigroup will pay all taxes incurred on this housing allowance.

•                  Moving Allowance

At the beginning of your assignment, you will receive a one-time lump-sum moving allowance of US$7,500 to cover some of your incidental moving expenses.

•                  Goods and Services Differential

To cover the difference in the cost of goods and services between New York and Hong Kong, a Goods and Services (G&S) Differential will be paid to you, if applicable, as a tax-free monthly payment.  The amount provided can change monthly depending on inflation, foreign exchange rates, salary and family size.  It is paid only if the cost of goods and services, as determined by our outside consultant, exceed the costs in New York.

EMPLOYMENT STATUS

During the term of your assignment you will not be an employee of Citibank, N.A. in Hong Kong.  You shall remain an employee of the Citigroup employing entity as set out in your employment contract which will be lending your services to Citibank, N.A. in Hong Kong pursuant to an inter-company agreement for the supply of employee services.

EMPLOYEE BENEFITS AND COUNTRIES DEFINED

•                  Employee Benefits

Throughout your assignment, you will be eligible for the expatriate health and insurance program, which includes medical and dental coverage.

Information on your various benefits will be provided to you under separate cover.

•                  Countries Defined

Your expatriate assignment will typically impact more than one jurisdiction.  In order to facilitate the best possible management of expatriate-related benefits, the countries to which you have a relationship during your assignment are specified as follows:

Your assignment country is Hong Kong and your compensation country is the United States.

Your pension country is USA.  You will continue to be covered under the current retirement plan for your pension country for which you are eligible (if any).  Generally, you will not be eligible for any company or government provided benefits in your assignment country, unless required by law.  You will remain eligible for other mandatory or government social/welfare programs in your pension country to the extent legally possible.

Your home leave country is USA and is the country to which you and your family may take your annual home leave.

Your principal residence is located in USA, which is defined as your property management country.

The country to which you are expected to return at the end of your expatriate assignment is USA, which is defined as your return country.  Citigroup will make a reasonable effort to find you a suitable position within Citigroup upon your return to this country.  However, you accept that Citigroup does not guarantee you reinstatement to your pre-assignment position (or any other position of employment) in this country or anywhere else in the world.

VARIATION OR TERMINATION OF POLICY AND/OR TERMS OF ASSIGNMENT

Citigroup reserves the right to modify, amend and/or discontinue any of the terms and conditions of the policies or programs described in this letter and/or the Expatriate Handbook, or any other aspect of the expatriate program, at any time and from time to time.  Citigroup also maintains and you acknowledge by signing below, that the place of work is not an essential element of the employment relationship and can be changed by the company, in its sole discretion.

NOTICE

Your employment may be terminated in accordance with the notice provisions set out in your contract of employment.

You should refer to the notice section of the Expatriate Handbook for further information relating to the terms and conditions that apply to the termination of your employment (by Citigroup or by you) during your expatriate assignment.

DATA PRIVACY

By signing this letter, you agree that Citigroup, any Associated Company and/or third parties may in connection with your employment and/or your expatriate assignment (during and after termination), process personal data (including sensitive personal data) for the purposes of managing your employment and assignment arrangements (for example, for the provision of benefits to you), for compliance with legal and regulatory obligations (including, but not limited to, the prevention and detection of crime and anti-terrorism), for the purpose of Citigroup’s business or other legitimate interests or as otherwise required or permitted by law or regulation. Because of the international nature of an expatriate assignment, your personal data will, subject to applicable law, be transferred internationally to other countries worldwide for the purposes of managing your international assignment.  This may mean that personal data is transferred to countries, such as the United States, where the data servers are located.  Each country provides different standards of legal protection of personal data.

SIGNATURE

Please sign and date two copies of this letter and return one copy to me and retain the other copy for your records.  By signing below, you agree to the terms of the expatriate program and your assignment as summarized and set forth in this letter and the Expatriate Handbook, which you acknowledge that you have read and understood.

I wish you much success in your new assignment.

Sincerely,

/s/ Laura McVeigh

Expatriate Coordinator
Global Expatriate Operations and Services

Accepted by:	/s/ Ajaypal Banga	Date: May 6, 2008

Attachments:	Preliminary Compensation Statement

EXPATRIATE PAY STATEMENT ESTIMATE

NAME:	Ajaypal Banga	GEID:
HOME LOCATION:	New York	HOST LOCATION:	Hong Kong
MARITAL STATUS.		TAX EXEMPTIONS:
STAFF TYPE:	Global	HARDSHIP ALLOW%:	0

This is a preliminary salary worksheet. It provides an estimate of your compensation and allowances under the expatriate program. This statement is an estimate of net pay. It does not include voluntary deductions such as medical, dental and/or stock purchase. Allowances fluctuate based on various conditions, including exchange rates. For additional details, please refer to the Expatriate Handbook.

		Monthly	Annual
TAXABLE EARNINGS	BASE SALARY	41,666.67	500,000 00

NON-TAXABLE EARNINGS	HOUSING/UTILITY ALLOWANCE *	0.00	0.00
	HEALTHCARE CONTRIBUTIONS **	0.00	0.00
	GOODS / SVC ALLOW	1,905.03	22,860.38

HYPO CHARGES	HYPO HOUSING	-2,582.87	-30,994.40
	HYPO TAX - FEDERAL	-10,742.30	-128,907.59
	HYPO TAX - STATE	-2,770.83	-33,249.90
	HYPO FICA - SOC. SEC.	-527.00	-6,324.00
	HYPO FICA - MED	-604.17	-7,250.00
NET PAY IN US DOLLARS		26,344.54	316,134.48

INFORMATION ON GOODS & SERVICES ALLOWANCE:

PERCENT:	143.71
FAMILY SIZE:
EXCHANGE RATE:	7.7848497
SPENDABLE:	52,296.52

ONE TIME PAYMENT:
MOVING ALLOWANCE ***:	USD	7,500.00

* THE HOUSING AND UTILITY ALLOWANCE WILL BE PROVIDED TO YOU BY YOUR RECEIVING EXPATRIATE COORDINATOR.

** HEALTHCARE CIGNA EMPLOYEE CONTRIBUTIONS:

MEDICAL US$496/MONTH

DENTAL US$44.18/MONTH

*** A RELOCATION ALLOWANCE OF THE AMOUNT LISTED ABOVE WILL BE CREDITED TO YOUR ACCOUNT ONCE YOU HAVE STARTED YOUR EXPATRIATE ASSIGNMENT

Friday, April 18, 2008